NYSE Euronext Receives €399 Million Payment from LCH.Clearnet for Repurchase of Shares

July 27, 2007 – NYSE Euronext (NYSE Euronext: NYX) announced today that, as previously agreed by the parties, LCH.Clearnet Group Limited (LCH.Clearnet) has:

  Redeemed all of the outstanding LCH.Clearnet redeemable convertible preference shares (RCPSs) (initially redeemable in December 2008) held by NYSE Euronext at a redemption value of €199 million, and
  Repurchased 20 million LCH.Clearnet ordinary shares held by NYSE Euronext at a cost of €10 per share, the market value of the shares when issued in December 2003 in connection with the creation of LCH.Clearnet.

Total proceeds to NYSE Euronext from the sale equal €399 million ($548 million).

According to the agreement between the parties, LCH.Clearnet is also expected to repurchase an additional 6,183,362 ordinary shares from NYSE Euronext at a price of €61.8 million by April 2008, subject to certain conditions. Following the second repurchase, NYSE Euronext will retain a 5% stake in LCH.Clearnet’s outstanding share capital and will have the right to appoint one director to LCH.Clearnet’s Board of Directors.

About NYSE Euronext

NYSE Euronext, a holding company created by the combination of NYSE Group, Inc. and Euronext N.V., commenced trading on April 4, 2007. NYSE Euronext (NYSE Euronext: NYX) operates the world’s largest and most liquid exchange group and offers the most diverse array of financial products and services. NYSE Euronext, which brings together six cash equities exchanges in five countries and six derivatives exchanges in six countries, is a world leader for listings, trading in cash equities, equity and interest rate derivatives, bonds and the distribution of market data. Representing a combined $30.8 trillion/€22.8 trillion total market capitalization of listed companies and average daily trading value of approximately $127.0 billion/€94.0 billion (as of June 29, 2007), NYSE Euronext seeks to provide the highest standards of market quality and integrity, innovative products and services to investors, issuers, and all users of its markets.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext's plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext's results to differ materially from current expectations include, but are not limited to: NYSE Euronext's ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext’s reference document for 2006 ("document de référence") filed with the French Autorité des Marchés Financiers (Registered on June 6, 2007 under No. R.07-0089), 2006 Annual Report on Form 10-K, as amended, and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.